EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
March 11, 2013

NN REPORTS FOURTH QUARTER AND TWELVE MONTHS RESULTS

•	Full year earnings from normal operations of $19.1 million represent record earnings for NN.
•	Earnings from normal operations of $19.1 million in 2012 higher than $18.6 million from normal operations in 2011, despite a 12.9% drop in sales from the previous year.

Johnson City, Tenn, March 11, 2013 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the fourth quarter and twelve months ended December 31, 2012.  Net sales for the fourth quarter of 2012 were $80.2 million, a decrease of $16.2 million or 16.8%, compared to net sales of $96.3 million for the fourth quarter of 2011.  Approximately $14.9 million of the decrease was due primarily to lower demand for the Company’s products in European and Asian automotive end markets.   Sales were further affected by the negative impact of foreign currency exchange of approximately $1.2 million and the net unfavorable effect of price/mix of approximately $0.1 million.

Reported net income for the fourth quarter of $8.2 million, or $0.48 per diluted share included approximately $5.4 million, net of tax, in net non-operating gains.  The majority of these gains consisted of $7.2 million in net tax benefits related to the reversing of valuation allowances on deferred tax assets at U.S. business units, taxes on international distributions and increasing tax reserves.  Partially offsetting this net benefit was $1.0 million of impairments made on certain non-operating assets and $0.8 million in foreign currency exchange losses on intercompany loans.  Excluding this net gain, net income from normal operations was $2.8 million, or $0.16 per diluted share.  Reported net income for the fourth quarter of 2011 of $4.9 million, or $0.29 per diluted share included approximately $0.8 million, net of tax, non-operating foreign currency exchange gains on intercompany loans and $0.6 million in other non-operating income.  Excluding these gains, net income from normal operations was $3.5 million, or $0.21 per diluted share.

Net sales for the twelve months of 2012 were $370.1 million, a decrease of $54.6 million, or 12.9% (10.1% net of the effect of foreign currency) compared to net sales of $424.7 million for the twelve months of 2011.  Approximately $46.0 million of the decrease was attributable to lower demand for the Company’s products in European and Asian automotive end markets.  The negative effect of foreign currency translation accounted for another $11.7 million of the decrease.  Price increases, favorable mix and the positive effect of raw material pass through of $3.1 million slightly offset these decreases.

Reported net income for the twelve months of 2012 of $24.3 million, or $1.42 per diluted share included net of tax, non-operating net gains of $5.1 million.  The majority of these gains consisted of $7.2 million in net tax benefits related to the reversing of valuation allowances on deferred tax assets at U.S. business units, taxes on international distributions and increasing tax reserves.   Partially offsetting this net benefit was $1.0 million of impairments made on certain non-operating assets and $1.1 million in foreign currency exchange losses on intercompany loans.  Excluding these items, net income from normal operations was $19.1 million, or $1.12 per diluted share.  Reported net income for the twelve months of 2011 of $20.9 million, or $1.24 per diluted share included $0.9 million net of tax non-operating foreign currency exchange gains on intercompany loans and $1.4 million in other non-operating income.  Excluding these gains, the Company generated $18.6 million, or $1.10 per diluted share in net income from normal operations for the twelve months of 2011.

As a percentage of net sales, cost of products sold for the fourth quarter of 2012 decreased to 81.9% from 82.1% for last year’s fourth quarter.  Cost of products sold for the twelve months of 2012 was 79.7% as compared to 81.9% for the same period last year.  The decrease in the cost of products sold as a percentage of sales was attributable to improved levels of profitability at the Precision Metal Components Segment and operational cost improvements driven by the Level 3 program in each global manufacturing facility.

Debt, net of cash, was $50.5 million at December 31, 2012, a decrease of $23.1 million over the December 31, 2011 amount of $73.6 million.   This exceeded the stated goal of a $20 million reduction in net debt.  Capital spending totaled $17.1 million for the year.

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “Throughout 2012, weak economic conditions and uncertainty in our served end markets negatively impacted the demand for our products, predominately in the European and Asian automotive markets.  However, during the fourth quarter of 2012 the reduction in demand for our products accelerated at a much higher rate than any other quarter of 2012.  We feel this was attributable to overall reductions in inventory levels throughout the supply chain which negatively impacted short-term demand for our products during the last two months of the fourth quarter beyond what would be expected from the end markets served and normal seasonality.  Despite this weaker demand, our cost structure and operating performance allowed us to significantly improve margins and earnings during 2012 over the prior year. Operational improvements at Whirlaway, coupled with excellent Level 3 cost control initiatives and improved cost flexibility in our European and Chinese facilities, have been the primary drivers in our margin and profitability improvement over 2011 levels, on much lower sales.”

Mr. Baty concluded, “In regards to our outlook for 2013, we are currently forecasting revenues to be in the range of $365 million to $375 million, relatively consistent with our 2012 revenues of $370 million.  This forecast assumes no improvement in European demand during 2013 and does not include any recovery from destocking we believe impacted our 2012 sales.  Given the current level of economic uncertainty, specifically in Europe, it is very difficult to accurately forecast 2013 revenue.  Having said that, the levels of demand we have experienced during the first quarter of 2013 are at higher levels than we expected in our original forecasts.   We are unsure if this improvement may be related to improving market conditions or the positive effects of destocking.  Given the margin and profitability improvements we have generated during 2012, when our business experiences an increase in sales demand, we can expect additional earnings leverage.

During 2012, we strengthened our balance sheet by reducing net debt by $23 million.   We are now in a position to fund our organic and acquisitive growth plans as well as shareholder value initiatives, all of which are key components of our strategic plan for the next 3 years.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Financial Tables Follow

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

Three Months Ended December 31,	Year Ended December 31,
	2012	2011	2012	2011

Net sales	$ 80,155	$ 96,319	$ 370,084	$ 424,691
Cost of products sold (exclusive of depreciation and amortization shown separately below)	65,615	79,092	294,859	347,622
Selling, general and administrative	7,296	7,473	31,561	30,657
Depreciation and amortization	4,440	4,392	17,643	17,016
Gain on disposal of assets	(9)	(16)	(17)	(36)
Restructuring and impairment costs	967	209	967	--
Income from operations	1,846	5,169	25,071	29,432

Interest expense	490	1,102	3,878	4,715
Other expense (income), net	888	(1,115)	852	(1,388)
Income before provision (benefit) for income taxes	468	5,182	20,341	26,105
Provision(benefit) for income taxes	(7,738)	281	(3,927)	5,168

Net income	$ 8,206	$ 4,901	$ 24,268	$ 20,937

Diluted income per share	$ 0.48	$ 0.29	$ 1.42	$ 1.24

Weighted average diluted shares outstanding	17,150	17,057	17,114	16,953

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current Assets:
Cash	$ 18,990	$ 4,536
Accounts receivable, net	51,628	66,707
Inventories	46,150	46,023
Other current assets	10,528	6,759
Total current assets	127,296	124,025

Property, plant and equipment, net	119,687	120,528
Goodwill, net	8,371	8,039
Intangible assets, net	900	900
Other non-current assets	9,206	5,969
Total assets	$ 265,460	$ 259,461

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 37,000	$ 48,217
Accrued salaries, wages and benefits	10,174	11,697
Current maturities of long-term debt	5,801	6,503
Income taxes payable	543	1,858
Other current liabilities	5,240	4,766
Total current liabilities	58,758	73,041

Non-current deferred tax liabilities	3,850	3,810
Long-term debt, net of current portion	63,715	71,629
Other non-current liabilities	10,460	11,305
Total liabilities	136,783	159,785

Total stockholders’ equity	128,677	99,676

Total liabilities and stockholders’ equity	$ 265,460	$ 259,461

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31, 2012		Year Ended December 31, 2012
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 8,206	$ 0.48	$ 24,268	$ 1.42
Benefits from reversing deferred tax asset valuation allowances, net of offsetting tax charges	(7,257)	(0.43)	(7,257)	(0.43)
Impairment of non-operating assets	1,008	0.06	1,008	0.06
Foreign exchange loss on intercompany loans	827	0.05	1,110	0.07

Net Income from normal operations	$ 2,784	$ 0.16	$ 19,129	$ 1.12

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 4,901	$ 0.29	$ 20,937	$ 1.24
After tax restructuring, impairment and cost for plant closing	218	0.01	(621)	(0.04)
Foreign exchange gain on intercompany loans	(849)	(0.05)	(943)	(0.06)
After-tax other charges	(770)	(0.04)	(770)	(0.04)

Net income from normal operations	$ 3,500	$ 0.21	$ 18,603	$ 1.10

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.